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                                 EXHIBIT 10.29



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                               SERVICES AGREEMENT

     THIS SERVICES AGREEMENT entered into this 22nd day of September, 1999 by and between Autologous Wound Therapy, Inc. ("AWT"), Bennett Medical, LLC ("BMI") and Keith Bennett, M.D. ("Bennett").

                                   WITNESSETH:

     WHEREAS, AWT has developed patent pending technology, including products and services, to be used in wound treatment and continues to further develop the same (the "Technology"), and AWT desires to engage a third party to evaluate the effectiveness of the Technology; and

     WHEREAS, AWT desires to engage BMI and Bennett to perform certain case studies and tests utilizing the Technology on patients meeting certain test criteria designated by AWT and BMI and Bennett desire to provide such therapy on behalf of AWT in accordance with the terms of this Agreement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

     1. SCOPE OF AGREEMENT. As part of the Technology, AWT has developed AuTolo-TM--Gel for use in wound care treatments and certain equipment, prepacked supplies and know-how in the application of the Technology to wound care. AWT desires to provide treatment for approximately 75 wound cases (each wound being a "Case" regardless of the actual number of patients) for patients that meet AWT's criteria in order to further evaluate the effectiveness of the Technology. BMI has agreed to provide acceptable patients and administer the AuTolo-TM--Gel wound therapy under the terms of this Agreement to assist AWT in the further evaluation and potential exploitation of the Technology.

     2. TERM. The obligations of the parties under this Agreement shall commence as of the date of execution and shall continue until the completion of 75 Cases using the Technology. The foregoing notwithstanding, no initial treatment for a new Case shall commence after the first (1st) anniversary date of this Agreement and all such Cases shall be completed on or before December 31, 2000. For purposes of this Agreement, the terms "completion" or "completed" shall mean the application of at least one (1) AuTolo-TM--Gel wound treatment to a Case.

     3. OBLIGATIONS OF AWT. AWT shall provide to BMI, at AWT's sole cost and expense, the following:

          (a) TECHNOLOGY; AUTOLO-TM--GEL PRODUCTS. All AuTolo-TM--Gel compounds, disposables, pharmaceuticals and other supplies necessary for the production of AuTolo-TM--Gel paste necessary for the treatment of 75 Cases and training of BMI's personnel shall be provided at no cost to BMI. Delivery shall be as needed based upon the timing of the treatments. The parties acknowledge that the objective of AWT is to qualify the AuTolo-TM--Gel wound therapy for separate reimbursement and billing and that any revenues for the use of the Technology shall


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belong to AWT, subject to the provisions of Paragraph 5 below as it relates to the compensation of BMI and Bennett under this Agreement.

          (b) AUTOLO-TM--CURE UNIT. AWT shall provide one full AuTolo-TM--Cure unit, which shall include the machine, training and certification of BMI's personnel, technical support and licensing of all software and other proprietary information used in connection with the Technology. During the term of this Agreement, AWT shall provide the Unit to BMI at no cost on a user demonstration basis. Additional AuTolo-TM--Cure units may be acquired by BMI from AWT or its affiliates at current market rates for the leasing or sale of said units.

          (c) TRAINING. AWT will provide training and instruction in wound care therapy using the AuTolo-TM--Gel treatment. Initial cases shall be performed jointly between BMI and AWT personnel; provided, however, that all decisions as to the medical treatment of the patient shall be Bennett's.

          (d) PROTECTED TERRITORY. AWT will protect BMI's right to the State of Arkansas as BMI's protected territory for purposes of providing treatment using the AuTolo-TM--Gel wound therapy. The exclusivity granted to BMI under this Agreement shall be subject to BMI's performance of BMI's obligations set forth under Paragraph 4 below, including, but not limited to, the opening of an AuTolo-TM--Cure Center on or before December 31, 2000, if required by AWT.

          (e) RESPECT MEDICAL JUDGMENT. AWT shall at all times respect Bennett's independent medical judgment and control over Bennett's professional services. At no time shall AWT knowingly issue to Bennett any direction or impose any requirement that would require Bennett to violate professional ethics or mandates of Bennett's profession.

          (f) STOCK WARRANTS. At the time of the execution of this Agreement, AWT shall deliver to Bennett a warrant representing the right to acquire up to the five percent (5%) of the issued and outstanding common stock of AWT (determined on a fully diluted basis after giving effect to the private placement currently in place and the shares reserved for management and key personnel; provided, however, that the shares represented by the warrants shall be included as part of the shares reserved for management and stock option plans). The warrants may be exercised at anytime after March 31, 2000, but on or before the fifth (5th) anniversary of the date issued and the exercise price shall be $0.01 per share. The warrant shall be in the form of that attached hereto as Exhibit A and made a part hereof. In the event that BMI has not completed seventy-five (75) Cases prior to December 31, 2000, then the unexercised warrants shall be forfeited back to AWT and shall become null, void and unexerciseable. To the extent that all or a portion of the warrant has been exercised prior to the completion of seventy-five (75) Cases, such stock shall be subject to forfeiture if, at the time of the termination of this Agreement, BMI shall not have completed the required seventy-five (75) Cases. The foregoing notwithstanding, in the event the Agreement is terminated by AWT without cause pursuant to Paragraph 11(c) below prior to December 31, 2000 or in connection with any sale, licensing, merger or reorganization transaction in which this Agreement will not survive, the warrants granted to Bennett shall immediately be fully vested and not subject to forfeiture, regardless of the number of Cases then completed.


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          (g)   STOCK OPTION PLAN. Upon the exercise of the warrant described in subparagraph (f) above, BMI shall be eligible to participate in a stock option plan that would permit BMI to acquire one (1) additional share of common stock for each share of common stock then owned by BMI or Bennett. The exercise price of the options shall be $1.00 per share, the options may be exercised anytime after the later of (i) the date or awarding or (ii) March 31, 2000, and the options shall be immediately vested upon granting by AWT. The options must be exercised no later than the fifth (5th) anniversary of the date granted.

     4. OBLIGATIONS OF BMI AND BENNETT. During the term of this Agreement, BMI and Bennett shall provide, at BMI's and Bennett's sole cost and expense, the following:

          (a) FACILITIES AND SUPPORT. BMI shall provide appropriate examination and treatment facilities, personnel, utilities and all other overhead and operating costs associated with the creation of an AuTolo-TM--Cure Center either within Bennett's existing facility or elsewhere, including the personnel necessary to provide the wound therapy in accordance with the standards set forth by AWT. To that end, BMI will develop one (1) or more AuTolo-TM--Cure Centers on or before December 31, 2000. The Center can either be owned entirely by BMI or can be a joint venture with another party, subject to AWT's approval, which may be withheld in AWT's sole and absolute discretion and which approval shall, among other things, be subject to such party executing such confidentiality, nondisclosure and noncompetition agreements as AWT may require. The foregoing notwithstanding, in the event AWT is unable to obtain separate reimbursement and compensation from third party insurers, Medicare, Medicaid and/or any other third party payor for the AuTolo-TM--Gel wound treatment applied in a free standing wound treatment facility, then the obligations of BMI to open an AuTolo-TM--Care Center shall be modified or eliminated based upon AWT's revised marketing strategy.

          (b) IDENTIFICATION OF CASES. BMI shall identify and present approximately 75 acceptable patients that meet AWT's criteria for wound treatment using the AuTolo-TM--Gel wound therapy. The acceptable patients should be presented for approval by AWT as soon as commercially practicable after the execution of this Agreement and prior to the expiration date set forth in Paragraph 2 above.

          (c) ABIDE BY AWT'S POLICIES, ETC. BMI shall be subject to and shall abide by all policies, and guidelines established by AWT that are applicable to application and use of the AuTolo-Gel Treatment. Nothing in any of AWT's policies and guidelines roles shall be construed to create any rights in favor of BMI or Bennett that are contrary to the provisions of this Agreement or interfere with the exercise of Bennett's independent medical judgment.

          (d) MAINTAIN LICENSURE & CERTIFICATION. Throughout the term of this Agreement, Bennett shall maintain (i) a currently valid and unlimited license to practice medicine in the State of Arkansas; (ii) a currently valid and unlimited Drug Enforcement Administration ("DEA") Registration Number; and (iii) full participation in the Medicare and Medicaid programs. Bennett shall provide AWT with a copy of Bennett's State license and DEA Registration upon request. Bennett shall deliver immediately to AWT, upon receipt, a copy of any final decision or pending or threatened administrative or judicial action adverse to Bennett's (i) license to practice medicine in the State of Arkansas or any other state, (ii) DEA Registration, or (iii) Medicare/Medicaid participation status or provider number(s). Bennett agrees that AWT


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may access any data bank or other source of information in order to verify
Bennett's compliance with these requirements.

          (e) MAINTAIN THIRD-PARTY PAYOR STATUS. Bennett shall make diligent efforts to procure, maintain and be subject to contracting provider status in such health maintenance organizations, preferred provider organizations and other third party payors as deemed necessary by AWT.

          (f) MAINTAIN MEDICAL STAFF MEMBERSHIP. Bennett shall maintain appropriate medical staff membership and clinical privileges, as determined by AWT in AWT's sole discretion, at St. Joseph's Regional Medical Center ("SJRMC") located in Hot Springs, Arkansas, and may maintain medical staff membership and clinical privileges at such additional hospital(s) as Bennett so determines, in Bennett's sole discretion. AWT may at its option require that Bennett be credentialed by a credentialing firm selected by AWT in its sole discretion.

          (g) EXERCISE INDEPENDENT MEDICAL JUDGMENT. Bennett shall at all times exercise independent medical judgment and control over all Bennett's professional activities and services. Nothing in this Agreement shall be construed to give AWT any authority over Bennett's medical judgment or to direct the means or methods by which Bennett practices medicine.

          (h) MAINTAIN PROFESSIONAL SKILLS. Bennett shall at all times maintain professional competence and skill commensurate with prevailing standards of medical practice in Bennett's specialty, and shall attend and participate in continuing education courses designed to maintain and enhance such skills, at Bennett's expense.

          (i) MEDICAL RECORDS. BMI and Bennett shall maintain standard medical records for each patient treated by Bennett pursuant to this Agreement, containing such information and preserved for such time period as may be required by AWT and by law. Bennett shall have custody of and shall be the sole owner of all medical records concerning all patients treated pursuant to this Agreement. Bennett shall be responsible for maintaining detailed patient histories of the accepted patients and shall maintain diligent records regarding the application of the AuTolo-TM--Gel wound therapy, the progress of the patients utilizing the wound therapy and the outcome of the cases. Such records shall be kept and maintained in accordance with sound medical practices and reports shall be prepared for delivery to AWT in the format requested by AWT. Bennett acknowledges that AWT may request that Bennett provide photographs or other imaging of wounds throughout the treatment to document a patient' s progress using the wound therapy. To the extent necessary or requested by AWT, Bennett shall obtain the patient's waiver and release of medical records to AWT in connection with the AuTolo-TM-)-Gel wound treatment. Upon termination of this Agreement, subject to the requirements of applicable law, AWT shall be entitled to obtain copies of the records of patients who have released in writing that Bennett may release said records to AWT and any records that are necessary or desirable to enable AWT to defend any products liability or malpractice action or other claim against AWT as a result of use of the Technology pursuant to the terms of this Agreement.

          (j) DEVELOPMENT OF REIMBURSEMENT METHODOLOGIES, BILLING. BMI and Bennett will assist AWT in developing billing, reimbursement and physician-based add-on


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procedures and methodologies and cooperate with AWT in its efforts to obtain separate reimbursement and compensation from third party insurers, Medicare, Medicaid and any other third party payor for the wound therapy provided using the Technology.

          (k) DEVELOPMENT OF OTHER CUSTOMERS. Bennett will assist AWT in identifying potential end users for AuTolo-TM--Gel full contracts and cooperate and assist AWT in direct discussions with other potential customers, physician users, corporate clients, pharmaceutical companies and/or any other company that may wish to exploit the use of the AuTolo-TM--Gel wound therapy. For purposes of determining the compensation due and payable under Paragraph 5(c) below for customers outside of the Protected Area, AWT and Bennett shall agree in advance of Bennett cooperating and assisting AWT under this provision whether or not any revenue or sales derived from such customer or its affiliates (a "Protected Customer") will give rise to Bennett being entitled to compensation hereunder. Such agreement shall be in writing in the form of that attached as EXHIBIT B and signed by both parties.

     The initial Exhibit B shall be executed at the time of the execution of this Agreement and shall identify those Protected Customers as of the date of this Agreement. On a going forward basis, it is the intention and desire of the parties that Bennett receive compensation for all sales and revenues described in Paragraph 5(c) below to customers where Bennett has been involved with such customer either through telephone consultation at the request of AWT, attendance at or participation in meetings with such prospective customers or persons responsible for originating the customer (i.e., medical conferences or association presentations, muti-site operations, etc.), on-site visits by such customer to Bennett's or BMI's wound therapy treatment centers or other direct contact between Bennett and the customer. AWT intends to maximize the use of Bennett's services in its marketing efforts. All direct communications or inquiries received by Bennett should be referred to AWT for review and evaluation in coordination with AWT's marketing efforts. If AWT establishes a relationship with such referral, then Bennett would be entitled to the compensation described under Paragraph 5(c) below with respect to such referral, regardless of the additional contact by Bennett after the date of the initial referral.

          (l) NONDISCRIMINATION. BMI and Bennett shall not discriminate in the provision of clinical services to patients based on race, color, national origin, ancestry, religion, sex, marital status, disability, sexual orientation, age, or any other legally prohibited basis, except as may be medically indicated.

     5.   COMPENSATION.

          (a) COMPENSATION FOR CASES; AUTOLO-TM--GEL PRODUCTS. For services rendered under this Agreement, Bennett shall be entitled to retain all professional fees associated with the patient care and wound therapy treatments provided under this Agreement. To the extent that the AuTolo-TM--Gel wound therapy qualifies for separate reimbursement distinct from the professional fees, the first Three Hundred Eighty-Five Dollars ($385.00) per Case received by Bennett shall be paid to AWT to cover the hard costs of producing the AuTolo-TM--Gel wound therapy pack (disposables, pharmaceuticals, etc.). Any reimbursement in excess of $385.00 per Case, exclusive of professional services, shall be retained by Bennett. Bennett shall remit payment for the consumed AuTolo-TM--Gel wound therapy packs within thirty (30) days of the receipt of payment from the patient or third party payor for the same. In the event separate reimbursement


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is not obtained for the AuTolo-TM--Gel wound therapy pack, then AWT shall bear the cost and expense of providing the treatment pack. Additionally, any cost or out-of-pocket expenses incurred by BMI or Bennett in connection with the recruitment efforts described in Paragraph 4(k) above shall be reimbursed by AWT to the extent the same were approved in advance by AWT.

          (b)   SALES TO CUSTOMERS WITHIN PROTECTED AREA.

                (i) SALES OF EQUIPMENT, LICENSING FEES, ETC. BMI shall receive an amount equal to twenty-five percent (25%) of the gross profit earned by AWT from the sale of equipment, licensing fees, training services and any other revenues derived by AWT from any customer that is located within BMI's protected area (but specifically excluding any revenues from the sale of AuTolo-TM--Gel wound therapy packs described in subparagraph 5(b)(ii) below), which initially is the State of Arkansas. For purposes of this Agreement, "gross profit" shall be defined as all revenues generated from sales, net of sales taxes and freight, less the direct costs of such sales (excluding corporate overhead, i.e. cost of goods sold). Commissions shall be due and payable within thirty (30) days of the date that AWT receives payment from the customer for the items giving rise to the compensation being due and payable under this subparagraph 5(b).

                (ii) SALE OF AUTOLO-TM--GEL TREATMENT PACKS. BMI shall receive compensation equal to Forty Dollars ($40.00) per AuTolo-TM--Gel wound therapy pack sold to those customers described in subparagraph 5(b)(i) above during the term of this Agreement and for so long as BMI operates an AuTolo-TM--Cure Center (either directly or indirectly). The $40.00 per pack sold is based upon the end user price of $385.00. To the extent that the price is less than $385.00, the compensation due and payable to BMI under this Agreement shall be adjusted on a pro rata basis in proportion to the final selling price to $385.00 per unit. Additionally, in the event the end user price is greater than $385.00, the amount paid to BMI shall be increased by twenty-five percent (25%) of the excess of the end user price above $385.00. For example, if the end user price is $500.00, then the amount payable to BMI would be $68.75 per pack sold. The compensation due and payable to BMI pursuant to this Subparagraph 5(b)(ii) shall be paid within thirty (30) days of AWT's receipt of payment for the product sold which gives rise to the compensation being due and payable under this subparagraph. The compensation due and payable hereunder shall apply solely to those products sold within the State of Arkansas.

          (c)   SALES TO PROTECTED CUSTOMERS.

                (i) SALES OF EQUIPMENT, LICENSING FEES, ETC. BMI shall receive an amount equal to five percent (5%) of the gross profit (as defined in subparagraph 5(b)(i) above) earned by AWT from the sale of equipment, licensing fees, training services and any other revenues derived by AWT from any Protected Customer (as defined in Paragraph 4(k) above) (but specifically excluding any revenues from the sale of AuTolo-TM--Gel wound therapy packs described in subparagraph 5(c)(ii) below). Commissions shall be due and payable within thirty
(30) days of the date that AWT receives payment from the customer for the items giving rise to the compensation being due and payable under this subparagraph 5(c).

     (ii) SALE OF AUTOLO-TM--GEL TREATMENT PACKS. BMI shall receive compensation equal to Eight Dollars ($8.00) per AuTolo-TM--Gel wound therapy pack sold to



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those Protected Customers described subparagraph 5(c)(i) above during the term of this Agreement. The $8.00 per pack sold is based upon the end user price of $385.00. To the extent that the price is less than $385.00, the compensation due and payable to BMI under this Agreement shall be adjusted on a pro rata basis in proportion to the final selling price to $385.00 per unit. Additionally, in the event the end user price is greater than $385.00, the amount paid to BMI shall be increased by five percent (5%) of the excess of the end user price above $385.00. For example, if the end user price is $500.00, then the amount payable to BMI would be $13.75 per pack sold. The compensation due and payable to BMI pursuant to this subparagraph 5(c)(ii) shall be paid within thirty (30) days of AWT's receipt of payment for the product sold which gives rise to the compensation being due and payable under this subparagraph.

     6. EXCLUSIVE TERRITORY. BMI shall have the exclusive right to open and operate AuTolo-TM--Cure Centers within the State of Arkansas and shall have a first right of refusal with respect to any location to be established within the State of Arkansas. To the extent that BMI does not desire to open and operate more than the one (1) AuTolo-TM--Cure Center if required under Paragraph 4 above within the State of Arkansas, BMI shall be entitled to compensation described in Paragraph 5 above with respect to the products and services and revenues derived by AWT from such centers not owned or operated by BMI located within the State of Arkansas and any Protected Customer. Additionally, the parties shall negotiate in good faith for the expansion of BMI's protected territory based upon AWT's marketing plan which is currently under development. The decision by AWT to expand BMI's exclusive territory shall be based upon an assessment of BMI's ability to manage and operate the cure centers, a review of BMI's performance under this Agreement and the outcomes reached in the patient cases under the direction of Bennett.

     7.   INSURANCE.

          (a) PROFESSIONAL LIABILITY INSURANCE. Bennett shall at all times during the term of this Agreement be and remain insurable for professional liability (malpractice) coverage with such policy limits and subject to such deductibles and retentions as Bennett, in Bennett' s sole discretion, determines to be reasonable and prudent for the protection of AWT and Bennett, but not less than as specified herein. During the term hereof, Bennett shall maintain professional liability coverage with limits of not less than $1 million per occurrence and $3 million annual aggregate, and shall upon termination hereof Bennett shall provide tail coverage for the period this Agreement was in effect covering Bennett and AWT. Bennett shall deliver promptly to AWT, upon receipt, a copy of any notice of claim against Bennett involving Bennett's liability insurance or any adverse action, change or modification to the terms and conditions of Bennett's insurance coverage. Bennett shall furnish AWT with a Certificate of Insurance and the declaration page of such policies evidencing such coverage. Such insurance shall provide for not less than thirty (30) days notice to AWT prior to cancellation. Following the termination of this Agreement, Bennett shall provide continuing tail coverage for Bennett and AWT covering the Cases.

          (b) PRODUCTS LIABILITY INSURANCE. To the extent available in connection with the Technology, AWT shall use reasonable commercial efforts to obtain general liability and/or products liability insurance coverage on the AuTolo-TM--Gel and other products provided by AWT hereunder with such policy limits and subject to such deductibles and retentions as AWT, in its


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sole discretion, determines to be reasonable and prudent for the protection of
AWT, BMI and Bennett. AWT shall deliver promptly to BMI, upon receipt, a copy of any notice of claim against AWT involving AWT's product liability insurance or any adverse action, change or modification to the terms and conditions of AWT's insurance coverage. AWT shall furnish Bennett with a Certificate of Insurance and the declaration page of such policies evidencing such coverage. Such insurance shall provide for not less than thirty (30) days notice to AWT prior to cancellation.

     8. BENNETT'S REPRESENTATIONS & WARRANTIES. Bennett hereby represents and warrants to AWT that, as of the date of execution of this Agreement:

          (a) LICENSE. Bennett is, and during the term hereof shall remain, duly licensed to practice medicine in the State of Arkansas, and is in good standing with the Medical Board thereof;

          (b) MEDICAL STAFF MEMBERSHIP. Bennett has, and during the term hereof shall maintain, appropriate medical staff membership and clinic privileges, as requested by AWT in its sole discretion, at SJRMC located in Hot Springs, Arkansas;

          (c) NO MISREPRESENTATIONS. All statements made by Bennett in this Agreement are true and correct in all material respects;

          (d) NO VIOLATION. Bennett is not subject to or bound by any noncompetition or other restrictive covenant that would be violated or contravened by Bennett's execution of this Agreement or that would impede or interfere with the performance of Bennett's duties hereunder;

          (e) PARTICIPATION IN FEDERALLY FUNDED HEALTH CARE PROGRAMS. Bennett is not and at no time has been suspended or excluded from participation in any federally funded health care program, including without limitation Medicare or Medicaid. Bennett shall immediately notify AWT of any threatened or actual exclusion from any federally funded health care program including Medicare or
 Medicaid. Bennett shall indemnify and hold AWT harmless against all actions, claims, demands and liabilities, and against all loss, damage, costs and expenses, including reasonable attorneys' fees, arising out of or related to, directly or indirectly: (i) any breach by Bennett of the representation and warranty of this Section 8(e), and/or (ii) the suspension or exclusion of Bennett from any federally funded health care program, including without limitation Medicare or Medicaid. The foregoing notwithstanding, Bennett shall not be liable for any indemnification obligations related to the billing and reimbursements for AuTolo-TM--Gel wound therapy treatments that are made by Bennett or BMI in good faith and in reliance upon, and in compliance with, the advice provided by AWT or any third party reimbursement specialist engaged by BMI or Bennett with respect to the billing and reimbursement strategies for the wound therapy.

          (f) QUALITY OF SERVICE WARRANTY. Bennett represents and warrants that the Services to be furnished by Bennett hereunder shall be in accordance with all applicable standards of care including, but not limited to, community and medical specialty standards, and as provided in this Agreement. Bennett shall, at Bennett's sole expense, defend, indemnify, and


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hold harmless AWT, its directors, officers, agents, employees, members, subsidiaries, joint venture partners, and predecessors and successors in interest from and against any claim, action, proceeding, liability, loss, damage, cost or expense, including, without limitation, reasonable attorneys' fees (collectively referred to for purposes of this Section as "Claims(s)") arising out of any act or failure to act by Bennett, including, without limitation, negligent or willful misconduct, arising from a breach of the warranties provided herein, by paying all amounts that a court finally awards or that Bennett agrees to pay in settlement of any Claim(s) as well as any and all reasonable expenses or charges as they are incurred by AWT or any other party indemnified under this Section in cooperating in the defense of any Claim(s).

     9. NONCOMPETITION AND NONSOLICITATION. The party acknowledges that AWT will provide, and BMI and Bennett will use, the Technology and other confidential business information, trade secrets, patient information and other valuable information belonging to AWT. The noncompetition and nonsolicitation provisions in this Agreement are intended to protect the integrity of AWT and its affiliates. Except as stated otherwise in this Paragraph 9, during the term of this Agreement and for a period of two (2) years thereafter (the "Restricted Period"), neither BMI or Bennett shall, directly or indirectly:

          (a) NONCOMPETITION. Own in whole or in part, manage or control, or participate in the ownership, management or control of, any corporation, partnership, limited liability company, sole proprietorship or other business entity which now or hereafter engages in the practice of medicine in competition with the autologous wound therapy services provided by AWT or its licensees within the State of Arkansas, or, if larger, the protected area described in Paragraph 6 above in which BMI or Bennett has previously enjoyed certain preferential and exclusive rights to provide services and or receive compensation from the services provided therein utilizing the Technology (the "Restricted Territory"); or

          (b) NONSOLICITATION. Take any action to disrupt or attempt to disrupt the relationship, contractual or otherwise, between AWT and any patient, supplier, or employee of AWT, including without limitation sending announcements or publications regarding new offices or employment affiliations to patients treated utilizing the Technology during the term of this Agreement.

     10. CONFIDENTIAL AND PROPRIETARY INFORMATION. The parties acknowledge and agree that they are subject to a Confidentiality and Non-Disclosure Agreement dated May 18,1999, the terms of which are incorporated herein and expressly made a part hereof (the "Nondisclosure Agreement"). Neither party shall disclose the terms of this Agreement, the outcomes of any patients treated using the AuTolo-TM--Gel wound therapy or any other information concerning the other party, patients or Technology covered hereunder without the express written consent of the other party and in compliance with the terms of the Nondisclosure Agreement. Furthermore, the parties acknowledge that during the term of this Agreement, BMI and Bennett shall have access to confidential and proprietary information of AWT and the Technology. Bennett recognizes and acknowledges that all of AWT's confidential and proprietary information shall remain confidential and shall remain the sole property of AWT. For purposes of this Agreement, the terms "confidential and proprietary information" shall include in addition to the information described in the Nondisclosure Agreement and AWT's technology, treatment methods, trademarks, service marks, patient lists, patients (including those


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generated by BMI or Bennett under this Agreement), computer programs, business strategies for developing new patient and new business relationships, including utilization review techniques, medical management, quality assurance protocols, patents, trade secrets, know-how and other proprietary processes, and such proprietary information included in manuals or memoranda, as they may now exist or may be developed during the term of this Agreement. Bennett shall not, during or after the term of this Agreement, in whole or in part, disclose such confidential and proprietary information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, nor shall Bennett make use of any such property for Bennett's own purposes or for the benefit of any person, firm, corporation or other entity (except AWT) under any circumstances during or after the term hereof; provided, however, that after the term of employment these restrictions shall not apply to secrets, know-how and processes which are then generally known to the public, (provided that the Bennett was not responsible, directly or indirectly, for such secrets, know-how or processes entering the public domain without AWT's consent). The foregoing restrictions are in addition to, and not in limitation of the restrictions imposed on the parties under the Nondisclosure Agreement.

     11.  TERMINATION.

          (a) IMMEDIATE TERMINATION BY AWT. AWT may at its option terminate this Agreement immediately upon the occurrence of any of the following:

                (i) Suspension, curtailment, or revocation of Bennett's DEA Registration or Bennett's license to practice medicine in the State of Arkansas, regardless of the pendency of any appeal of such suspension, curtailment, or revocation;

                (ii) Expulsion, suspension, or other final disciplinary action against Bennett by a professional medical organization as a result of professional misconduct, or resignation by Bennett from any professional medical organization under threat of disciplinary action for professional misconduct;

                (iii) Bennett's failure or inability to qualify or continue eligibility for professional liability insurance covering those elements of Bennett's professional services covered by this Agreement;

                (iv) Imposition of any sanctions, including exclusion, suspension, or other limitation, relating to Bennett's participation in any federally-funded health care program giving rise to Bennett's indemnification obligations under Paragraph 8(e) above, including without limitation Medicare and Medicaid;

                (v)    Bennett's death;

                (vi)   Gross inattention or willful neglect of Bennett's duties;
 or

                (vii) Failure by Bennett to comply with any other material term and/or condition of this Agreement, subject to such notice and a reasonable opportunity to cure (in no event less than thirty (30) days from the date of notice).

          (b) IMMEDIATE TERMINATION BY BENNETT Bennett may at Bennett's option terminate this Agreement immediately upon the occurrence of any of the following:

                (i) AWT's failure or inability to qualify or continue eligibility for products liability insurance covering those elements of Bennett's professional services covered by this Agreement;

                (ii) Imposition of any sanctions, including exclusion, suspension, or other limitation, relating to AWT's participation in any federally-funded health care program, including without limitation Medicare and Medicaid;

                (iii) The issuance of any material restriction or limitation on the use of the Technology;

                (iv) The final determination of the inability to obtain separate reimbursement for the AuTolo-TM--Gel wound therapy by at least one third party payor prior to June 30, 2000; or

                (v) Failure by AWT to comply with any other material term and/or condition of this Agreement, subject to such notice and a reasonable opportunity to cure (in no event less than thirty (30) days from the date of notice).

          (c) TERMINATION WITHOUT CAUSE. This Agreement may be terminated at any time by either party, without cause, upon sixty (60) days' prior written notice to the other.

          (d) COOPERATION UPON TERMINATION. In the event of the termination of this Agreement, the parties shall cooperate to assure the orderly transfer of patients treated by Bennett and continued treatment of the Cases covered by this Agreement. Such cooperation shall include, without limitation, taking all steps necessary or convenient to enable AWT to effect an orderly transfer of charts, records and information pertaining to patients that have been treated by Bennett utilizing the Technology.

     12. NO OBLIGATION TO REFER. Nothing in this Agreement shall be deemed or construed to require Bennett to make any referral or otherwise utilize the Technology or any other health care service in which Bennett would be precluded by law from participating, such as, without limitation, services that are "designated" health care services under the "Stark" anti-referral legislation 42 U.S.C. Section1395nn (and services that would be deemed designated health services if reimbursed by the Medicare program), if and to the extent such laws, rules or regulations are applicable.

     13.  MISCELLANEOUS.

          (a) REFORMATION. In the event that any state or federal law or regulation now existing, or enacted or promulgated after the Effective Date of this Agreement, is interpreted by judicial decision or regulatory agency, or by legal counsel for AWT, in such way as to indicate that this Agreement or any portion hereof, including any compensation provisions now or hereafter in effect between the parties, may be in violation of such law or regulation, or in AWT's sole judgment, after consultation with counsel, may be subject to undue risk of legal challenge, or exposure to legal liability (whether civil or criminal), the parties shall meet and confer within 30 days of the date AWT notifies Bennett in writing of such violation in an attempt to reform this Agreement so as to comply with such laws and/or regulations. Should the parties be unable to agree upon reformation hereof within forty-five (45) days of the date of AWT's notice, either party may terminate this Agreement.

          (b) FURTHER ASSURANCES. The parties shall execute and deliver such other documents and perform such further acts as shall be reasonably necessary or convenient to carry out and effectuate all the terms and conditions of this Agreement.

          (c) APPLICABLE LAW. This Agreement shall be construed in accordance with and governed by the laws of the State of Arkansas.

          (d) ASSIGNMENT. This Agreement is personal to each of the parties and no rights or duties hereunder may be assigned or delegated by either party without the prior written consent of the other.

          (e) SUCCESSORS. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, administrators, executors, successors and permitted assigns.

          (f) CAPTIONS. The captions contained herein are not a part of this Agreement, are only for the convenience of the parties and do not in any way modify or amplify any of the terms, covenants, or conditions of this Agreement.

          (g) COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

          (h) EXPENSES. Unless otherwise expressly provided herein, each party hereto shall bear sole responsibility for all expenses incurred by such party in connection with this Agreement, including legal fees, whether or not the transactions contemplated by this Agreement are consummated.

                (i) NOTICES. All notices required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon personal delivery; or twenty-four (24) hours following deposit for overnight delivery with a bonded cotter holding itself out to the public as providing such service, or following transmission by electronic facsimile, if subsequently mailed as provided herein; or forty-eight (48) hours following deposit in the U.S. Mail, registered or certified mail, postage prepaid, and in any case addressed as follows, or to such other addresses as the parties may designate from time to time:

         If to Bennett:      Bennett Medical, LLC
                             Keith Bennett, M.D.
                             301 Bel Aire
                             Hot Springs, Arkansas 71901

         If to AWT:          Autologous Wound Therapy, Inc.
                             1527 Bowman Road, Suite G
                             Little Rock, AR 72211
                             Attention: President and CEO
                             Fax: (501) 225-8428

                (j) WAIVER. Failure by either party to insist upon strict compliance with any of the terms, covenants, or conditions of this Agreement shall not be deemed a continuing waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of any right or power herein at any time be deemed a waiver or relinquishment of the same or any other right or power, whether or not similar.

                (k) ENTIRE AGREEMENT; AMENDMENT. This Agreement (including any exhibits and schedules attached hereto) and the Nondisclosure Agreement contain the entire agreements between the parties concerning the subject matter hereof, and supersede all other and prior terms, covenants, representations, and agreements, whether oral or written. This Agreement may be modified or amended only by a writing signed by both parties.

                (l) SURVIVAL. The provisions of Paragraphs 3(f), 3(g), 5, 6, 7, 9 and 10 hereof shall survive the termination of this Agreement. The foregoing notwithstanding, in the event the parties, or their successors in interest, enter into a separate written agreement following the termination of this Agreement which deals with the subject matter of this Agreement contained in Paragraphs 3(f), 3(g) 5, 6, 7, 9 or 10, the provisions of the new agreement shall be controlling and. the provisions of this Agreement to the extent covered therein shall not survive the termination of this Agreement.

                (m) TIME FOR PERFORMANCE. Time is of the essence in this agreement.

                (n) SEVERABILITY. In the event any provision of this Agreement is determined to be invalid or unenforceable, the remaining provisions shall nevertheless remain in full force and effect and shall be binding upon the respective parties hereto.

                (o) ARBITRATION OF DISPUTES. It is the policy of the undersigned parties to avoid disputes, if possible, and in the event a dispute should occur, to resolve the dispute in a peaceable and expeditious manner. In keeping with this policy and to avoid the time and expense involved in lengthy litigation, the undersigned parties pledge to use their best efforts to negotiate and resolve any dispute arising hereunder through binding arbitration. The parties jointly covenant and agree: (a) the parties will then submit the matters to arbitration to be conducted in Little Rock, Arkansas by an arbitrator mutually agreed upon by the parties or if no arbitrator is selected within ten
(10) business days, the parties agree jointly to request that the American Arbitration Association select an arbitrator; (b) all fees and costs of the arbitration will be assessed and paid, in the absence of the arbitrator's award to the contrary, equally by all parties; and (c) the parties agree to participate in the arbitration procedure to its conclusion. The arbitration hearing shall be held within thirty (30) days of the appointment of the arbitrator and conducted in accordance with the limited discovery rules imposed by the arbitrator and a decision shall be rendered by the arbitrator within thirty (30) days of the last day of the arbitration hearing. The arbitration shall be terminated (i) by the execution of a settlement agreement by the parties or (ii) the delivery of the arbitrator's findings. Any decision reached by the arbitrator shall be final and binding upon the parties, absent manifest error, and may be entered and enforced in the same manner as a judgment rendered by a court of competent jurisdiction over the subject matter of the dispute.

     WHEREFORE, the parties hereto have executed this Agreement as of the date first above written.

                                       AUTOLOGOUS WOUND THERAPY, INC.


                                       By:
                                           -----------------------------

                                       BMI:

                                       Bennett Medical, LLC


                                       By:
                                           -----------------------------

                                       BENNETT:


                                       By:
                                           -----------------------------

                                    EXHIBIT A
                                 FORM OF WARRANT

                                    EXHIBIT B

                                Covered Customers


     For purposes of the compensation due and payable under Paragraph 5(c) of that certain Services Agreement dated effective September 22, 1999, the parties agree that BMI shall be entitled to compensation on sales and revenues attributable to the following customers and their affiliates:



     For purposes of the Agreement, "affiliate" shall mean any person or entity practicing in the same group or under common control with the individuals, entity, corporation or organization listed above regardless of geographic location.

     Dated _________________, _______

                                        AWT:


                                        Autologous Wound Therapy, Inc.


                                        By:
                                            -----------------------------


                                        BMI:

                                        Bennett Medical, LLC

                                        ---------------------------------
                                        Keith Bennett, M.D., Member

                                    EXHIBIT B

                                Covered Customers

     For purposes of the compensation due and payable under Paragraph 5(c) of that certain Services Agreement dated effective September 22, 1999, the parties agree that BMI shall be entitled to compensation on sales and revenues attributable to the following customers and their affiliates:

     1. Advanced Therapeutics and related customers referred to AWT from those sources.

     2. Customers resulting from New York trip involving Bob Burkett and/or Jeff Borer and related customers referred to AWT from those sources.

     3. Customers resulting from referrals made to AWT by Ernest Bartlett and his affiliates.

     4. Platelet Gel Services of South Florida (Deb Pacheco) and related customers referred to AWT from those sources. Advanced Therapeutics and related customers referred to AWT from those sources.

     For purposes of the Agreement, "affiliate" shall mean any person or entity practicing in the same group or under common control with the individuals, entity, corporation or organization listed above regardless of geographic location.

     Dated September 22, 1999.

                                       AWT:

                                       Autologous Wound Therapy, Inc.


                                       By:
                                           -----------------------------


                                       BMI:

                                       Bennett Medical, LLC

                                       ---------------------------------
                                       Keith Bennett, M.D., Member

                      FIRST AMENDMENT TO SERVICES AGREEMENT

     THIS FIRST AMENDMENT TO SERVICES AGREEMENT entered into this 29th day of October, 1999 by and between Autologous Wound Therapy, Inc. ("AWT"), Bennett Medical, LLC ("BMI") and Keith Bennett, M.D. ("Bennett").

                                   WITNESSETH:

     WHEREAS, AWT, BMI and Bennett entered into a Services Agreement dated September 22, 1999 (the "Services Agreement"), wherein AWT engaged BMI and Bennett to perform certain case studies and tests utilizing the Technology (as defined in the Services Agreement) and BMI and Bennett have performed more than 75 cases under the terms of the Services Agreement; and

     WHEREAS, in anticipation of the merger of AWT and Informatix Holdings, Inc.("Informatix"), AWT is required to restructure certain compensation relationships with BMI and Bennett payable on certain future revenues of AWT outside of BMI's protected area and BMI and Bennett have agreed to such restructuring on the terms and conditions set forth herein.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

     1. AMENDMENT OF COMPENSATION FOR SALES TO PROTECTED CUSTOMERS. Subject to and expressly conditioned upon, the issuance of and BMI's receipt of the options described in Paragraph 2 below, BMI and Bennett hereby release and forever waive any right to the compensation on sales to Protected Customers described in Paragraph 5(c) of the Services Agreement. The parties acknowledge and agree that upon BMI's receipt of the option agreement awarding the options, Paragraph 5(c) shall be deemed deleted in its entirety from the Services Agreement and shall be null and void. Nothing contained in this First Amendment shall be deemed to affect BMI's right to the compensation described in Paragraphs 5(a) or (b) of the Services Agreement, which shall remain in full force and effect. The parties further acknowledge and agree that the requirements of Paragraph 4(k) as they relate to the identification of Protected Customers and the execution and delivery of new Exhibit Bs is now moot based on the foregoing amendment.

     2. ISSUANCE OF STOCK OPTIONS. In consideration of BMI and Bennett's release of the compensation rights under Paragraph 5(c) of the Services Agreement, AWT shall cause Informatix, as successor by merger, to issue to BMI options representing the right to acquire 135,000 shares of Informatix common stock at an exercise price of $1.00 per share. The option shall be fully vested and may be exercised in conjunction with, or at any time after, exercise of the warrant previously issued to Bennett by AWT. The number of options is based upon 12 million fully diluted shares and the number of options (and exercise price) shall be adjusted pro rata in the event there is any increase or decrease in the number of fully diluted shares prior to the actual issuance of the option. Thereafter any adjustment in the number of options shall be made in accordance with the terms of the option agreement. In addition to the 135,000 options to be issued in connection with the execution of this Amendment, AWT shall cause additional stock options to be issued to BMI during each year the Services Agreement remains in effect, and for so long as BMI and Bennett are performing thereunder. Said options shall be issued on the same terms and conditions as the options issued to AWT's senior management during said year, with the actual number of options to be issued equal to an amount that is not less than the average number of options granted to senior management during said year (exclusive of any options issued as a recruiting or sign-on bonus to any newly recruited member of senior management).

     3. EFFECT ON SERVICES AGREEMENT. Except as otherwise expressly modified and amended by this First Amendment, the terms and conditions of the Services Agreement, expressly including the duties and obligations of the parties thereunder, shall remain in full force and effect and shall not be modified, amended or otherwise changed of affected by this First Amendment. Capitalized terms used in this First Amendment not otherwise defined herein shall have the definition and meaning ascribed to the same under the Services Agreement.

     WHEREFORE, the parties hereto have executed this First Amendment as of the date first above written.

                                        AUTOLOGOUS WOUND THERAPY, INC.


                                        By:
                                            ----------------------------------
                                            Dennis G. Hendren, President & CEO


                                        BMI:

                                        Bennett Medical, LLC


                                        By:
                                            ----------------------------------
                                            Keith Bennett, M.D., Member


                                        BENNETT:


                                        --------------------------------------
                                        Keith Bennett, M.D.